1. Name and Address of Reporting Person
   Stevens, Charles V.
   2350 N. Sam Houston Parkway East
   Suite 300
   Houston, TX 77032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwestern Energy Company (SWN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   12/13/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Sr. VP of Subsidiary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/11/2002            A         1630        A   $0.0000    17140.16       D
                                                                                <F1>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $6                                                        12/16/2009 Common                      8000    D
Options                                                                          Stock
(Right to
buy)
Stock       $7.3125                                                   09/11/2008 Common                      6900    D
Options                                                                          Stock
(Right to
buy)
Stock       $7.4375                                                   12/14/2010 Common                      8000    D
Options                                                                          Stock
(Right to
buy)
Stock       $9.64                                                     12/20/2011 Common                      1200    D
Options                                                                          Stock
(Right to
buy)
Stock       $11.46   12/11/2         A         1178        12/11/2003 12/11/2012 Common  1178     $0.0000            D
Options              002                                   <F2>                  Stock            <F1>
(Right to
buy)
Stock       $11.46   12/11/2         A         2852        12/11/2003 12/11/2012 Common  2852     $0.0000    4030    D
Options              002                                   <F2>                  Stock            <F1>
(Right to
buy)
Stock       $12.5                                                     12/17/2007 Common                      6900    D
Options                                                                          Stock
(Right to
buy)
Stock       $13.375                                                   12/08/2005 Common                      3750    D
Options                                                                          Stock
(Right to
buy)
Stock       $14.125                                                   02/27/2007 Common                      200     D
Options                                                                          Stock
(Right to
buy)
Stock       $14.625                                                   12/14/2004 Common                      25000   D
Options                                                                          Stock
(Right to
buy)
Stock       $14.75                                                    12/11/2006 Common                      4500    D
Options                                                                          Stock
(Right to
buy)
Stock       $17.125                                                   12/14/2003 Common                      3247    D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
Granted in consideration of services as an officer.
<F2>
Option becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date specified in Column 3 or immediately upon a change in control.

SIGNATURE OF REPORTING PERSON
/s/ Kathy Harriell

DATE
12/13/2002